Exhibit 99.1


     Electro Scientific Industries Announces Executive Termination


    PORTLAND, Ore.--(BUSINESS WIRE)--June 9, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that it has terminated the employment of James Dooley.
    On April 15, 2003, ESI's Board of Directors placed Mr. Dooley, then its Chief Executive Officer, on paid administrative leave pending further investigation. Based on the Audit Committee's ongoing investigation, the Board of Directors today terminated Mr. Dooley's employment with the Company.
    On March 20, 2003 and April 15, 2003, ESI announced that it will restate its financial results for the first and second quarters of fiscal 2003 and revise its preliminary results for the third quarter of fiscal 2003. ESI also stated that its Audit Committee was conducting a thorough review of all matters identified in the restatement.
    The Audit Committee is continuing its investigation of the items in the previously announced restatement and is also reviewing the Company's application of SAB 101 to revenue transactions. ESI currently believes that its restatement will change the timing or defer the recognition of revenue for a substantial number of transactions recorded during fiscal 2003 and prior periods.

    This press release includes forward-looking statements, which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements include statements about the audit committee's ongoing review of the Company's financial statements, and the potential restatement of revenues and expenses recognized in prior periods. Such statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The Company may discover new information and determine that further accounting adjustments should be made, which may materially increase the amount of the adjustment that the Company currently believes it will record for the first, second and third quarters of fiscal 2003, or may require a restatement of other prior fiscal periods. Other risks are discussed in more detail in the Company's Annual Report on Form 10-K and interim reports on Form 10-Q.

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.


    CONTACT: Electro Scientific Industries
             Fletcher Chamberlin, 503/671-5233